Exhibit 99.1

Press contact:

Julia Young

ICR, Inc.

FivePR@icrinc.com

203-682-8200

Investor Contact:

Farah Soi / Caitlin Morahan

ICR, Inc.

Farah.Soi@icrinc.com / Caitlin.Morahan@icrinc.com

203-682-8200

Five Below, Inc. Announces David Schlessinger Stepping Down from Board of Directors

PHILADELPHIA, December 3, 2015- Five Below, Inc. (Nasdaq: FIVE), the leading retailer of extreme-value merchandise for teens, pre-teens and beyond, today announced that Co-Founder David Schlessinger has decided to step down from Five Below’s Board of Directors to pursue personal interests. Since co-founding Five Below, Inc. in 2002, Mr. Schlessinger has served as Co-Founder, Executive Chairman until 2014, and most recently, Director.

“David and I co-founded Five Below thirteen years ago with the goal of building an amazing store for teens and pre-teens that offers high quality, trend-right products all at $5 and below,” said Tom Vellios, Co-Founder and Executive Chairman of Five Below. “Since we opened our first store in Pennsylvania in 2002, the chain has grown to more than 400 stores across 27 states and is well on its way to building a national footprint. I’ve been so fortunate to have David as a partner in establishing Five Below’s culture, values and growth plan. Together we have built an unparalleled retail brand that has an extremely loyal customer base, dedicated and passionate associates and one which enjoys universal appeal. He has been an extraordinary partner and, more importantly, a great friend, and, on behalf of the entire Five Below team and the Board, we want to thank him for his contributions and the legacy he leaves at Five Below. We wish him the very best with all of his future endeavors.”

Joel Anderson, CEO of Five Below added: “David was instrumental in both creating and realizing the vision for Five Below and we will be forever grateful for his leadership. He has been an invaluable resource to so many, including me personally, and I feel privileged to have benefitted from his counsel. David is leaving us in a strong position to build upon our success and execute on the substantial growth opportunity that exists for this very unique concept.”

Mr. Schlessinger remarked, “My journey with Five Below, from its beginnings in 2002 to the 400+ store chain it is today, has been very rewarding. As impressive as this historical growth has been, it is the future potential for this concept that is so exciting. Our mission has always been to deliver trend-right merchandise at amazing values to our core pre-teen and teen customers, and Five Below has never been better positioned to deliver on that customer promise as the company marches towards its 2000+ US store goal. Five Below has a strong foundation with a talented team in place to carry this great company into the future. Under the dynamic leadership of Joel Anderson and with the guidance from the Board, I am confident that this team will continue to execute on the significant growth potential that exists for Five Below.”

About Five Below:

Five Below is a rapidly growing specialty value retailer offering a broad range of trend-right, high-quality merchandise targeted at the teen and pre-teen customer. Five Below offers a dynamic, edited assortment of exciting products in a fun and differentiated store environment, all priced at $5 and below. Select brands and licensed merchandise fall into the Five Below special categories: Style, Room, Sports, Tech, Crafts, Party, Candy, and Now. Five Below is headquartered in Philadelphia, Pennsylvania. For more information, visit www.fivebelow.com.